Exhibit 2.8

Form 51-102F4

BUSINESS ACQUISITION REPORT

Item 1—Identity of Company

1.1	Name and Address of Company

Constellation Software Inc. (“Constellation” or the “Company”)

20 Adelaide Street East, Suite 1200

Toronto, ON

M5C 2T6

1.2	Executive Officer

Jamal Baksh, CFO

(416) 861-9677

Item 2—Details of Acquisition

2.1	Nature of Business Acquired

Constellation acquired 100% of the shares of Netherlands based Total Specific Solutions (TSS) B.V. (“TSS”). TSS is the largest vertical market software (“VMS”) business based in the Netherlands, with offerings for the general practitioner, pharmacy, long term care, mental care, property tax, and civil affairs markets. It also owns several non-VMS businesses, primarily involved in information technology services.

2.2	Date of Acquisition

December 31st, 2013

2.3	Consideration

Total consideration for the transaction was €240 million before adjusting for net tangible asset adjustments and claims under the representations and warranties of the purchase and sale agreement. Constellation amended its existing credit facility to add a new one year term loan in the amount of US$350 million which could only be used for the purposes of funding the TSS acquisition and related expenses. Constellation is in discussions with a number of European and North American financial institutions about providing stand-alone debt financing for TSS to replace a portion of the new one year term loan. In addition, in accordance with the terms of the purchase and sale agreement and preliminary agreed upon terms sheets, Constellation and the sellers of TSS are currently negotiating in good faith to reach agreement on a shareholders agreement pursuant to which the sellers and members of TSS’ executive management team could acquire a significant minority stake in TSS.

2.4	Effect on Financial Position

Included in this report is the unaudited pro forma consolidated statement of income for Constellation (the “Pro Forma Statement”), which is based upon the historical financial statements of Constellation and TSS, being the Acquired Business. The Pro Forma Statement is provided for illustrative purposes only and is not intended to represent, or be indicative of, the consolidated results of operations of Constellation that would have been reported had the acquisition of the Acquired Business been completed as of the date presented. Accordingly, the Pro Forma Statement should not be taken as representative of the future results of operations of the Company. Constellation’s statement of financial position dated as at December 31, 2013, as filed with Constellation’s consolidated financial statements for the year ended December 31, 2013, includes the Acquired Business and is available at www.sedar.com.

The provisional acquisition accounting of the Acquired Business used in the Pro Forma Statement is based upon Constellation’s provisional estimates, and Constellation expects to make adjustments to the provisional accounting related to the application of the acquisition method between the date of this report and December 31, 2014. Differences between the provisional and final acquisition related accounting, including the measurement of identifiable assets and liabilities assumed could be material and, as such, may have a material impact on the Pro Forma Statement.

The Pro Forma Statement does not reflect the impact of any potential operational efficiencies, cost savings or economies of scale that Constellation may achieve with respect to the combined operations of Constellation and the Acquired Business.

The Pro Forma Statement should be read in conjunction with Constellation’s consolidated financial statements and accompanying notes for its fiscal year ended December 31, 2013 which are available at www.sedar.com, as well as in conjunction with the audited financial statements of the Acquired Business for the year ended December 31, 2013 included herein.

2.5	Prior Valuations

None.

2.6	Parties to Transaction

The transaction is not with an informed person, associate or affiliate of Constellation as such terms are defined under National Instrument 51-102 – Continuous Disclosure Obligations.

2.7	Date of Report

March 6, 2014

Item 3—Financial Statements

The following financial statements and related notes thereto are included as part of this Business Acquisition Report:

a)	Audited financial statements of the Acquired Business for the year ended December 31, 2013 and audited comparative financial statements for the year ended December 31, 2012.

b)	Unaudited pro forma consolidated statement of income for Constellation for the year-ended December 31, 2013, which is presented as if the acquisition occurred on January 1, 2013.

Forward Looking Statements

Certain statements in this report may contain “forward looking” statements that involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company or industry to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Words such as “may”, “will”, “expect”, “believe”, “plan”, “intend”, “should”, “anticipate” and other similar terminology are intended to identify forward looking statements. These statements reflect current assumptions and expectations regarding future events and operating performance and speak only as of the date of this report. Forward looking statements involve significant risks and uncertainties, should not be read as guarantees of future performance or results, and will not necessarily be accurate indications of whether or not such results will be achieved. A number of factors could cause actual results to vary significantly from the results discussed in the forward looking statements, including, but not limited to, the factors discussed under “Risks and Uncertainties” as described in the Company’s most recently filed Management’s Discussion and Analysis (“MD&A”). Although the forward looking statements contained in this report are based upon what management of the Company believes are reasonable assumptions, the Company cannot assure investors that actual results will be consistent with these forward looking statements. The Company assumes no obligation, except as required by law, to update any forward looking statements to reflect new events or circumstances. This report should be viewed in conjunction with the Company’s other publicly available filings, copies of which can be obtained electronically on SEDAR at www.sedar.com.

Total Specific Solutions (TSS) B.V.

at Blaricum

Carve out Financial Statements 2013

Tel: +31 (0)20 543 21 00 Fax: +31 (0)20 543 21 66 info@bdo.nl www.bdo.nl	BDO Audit & Assurance B.V. P.O. Box 71730, 1008 DE Amsterdam Krijgsman 9, 1186 DM Amstelveen The Netherlands

Independent auditor’s report

To: the General Meeting and the Management of Total Specific Solutions (TSS) B.V.

Report on the financial statements

We have audited the accompanying carve out financial statements 2013 of Total Specific Solutions (TSS) B.V., Blaricum, which comprise the carve out balance sheet as at December 31, 2013, the statements of comprehensive income, changes in equity and cash flows for the year then ended and notes, comprising a summary of the significant accounting policies and other explanatory information.

Management’s responsibility

Management is responsible for the preparation and fair presentation of these carve out financial statements in accordance with International Financial Reporting Standards for the purpose of inclusion in the Business Acquisition Report by Constellation Software Inc. Furthermore, management is responsible for such internal control as it determines necessary to enable the preparation of carve out financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s responsibility

Our responsibility is to express an opinion on these carve out financial statements based on our audit. We conducted our audit in accordance with Dutch law, including the Dutch Standards on Auditing. This requires that we comply with ethical requirements and plan and perform the audit to obtain reasonable assurance about whether the carve out financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the carve out financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the carve out financial statements, whether due to fraud or error.

In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the carve out financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of accounting estimates made by management, as well as evaluating the overall presentation of the carve out financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion with respect to the financial statements

In our opinion, the carve out financial statements give a true and fair view of the financial position of Total Specific Solutions (TSS) B.V. as at December 31, 2013 and of its result and its cash flows for the year then ended in accordance with International Financial Reporting Standards.

Registered office in Eindhoven and entered into the Commercial Register under number 17171186.

BDO Audit & Assurance B.V. is a member of BDO International Ltd, a UK company limited by guarantee, and forms part of the worldwide network of independent legal entities, each of which provides professional services under the name ‘BDO’.

Restriction on Use and Distribution

We draw attention to note 1 and 2 to the carve out financial statements, which describes the special purpose of the carve out financial statements, including the basis for accounting. The carve out financial statements are prepared in order to comply with requirements from Constellation Software Inc. As a result, the carve out financial statements may not be suitable for any other purpose. Our opinion is not qualified in respect of this matter. The carve out financial statements 2013 of Total Specific Solutions (TSS) B.V. and our auditor’s report thereon are intended solely for the preparation of the Business Acquisition Report by Constellation Software Inc. and should not be used for other purposes.

Amstelveen, 24 February 2014

For and on behalf of BDO Audit & Assurance B.V.,

/s/ J.A. de Rooij RA

J.A. de Rooij RA

2

INCOME STATEMENT FOR THE YEAR ENDED 31 DECEMBER 2013

In thousands of euros	Note	2013	2012
Revenue	6	175,893	177,292
Cost of sales		-23,700	-26,258

Gross profit		152,193	151,034
Wages and salaries	7	-92,364	-85,007
Depreciation, amortisation and impairments		-13,710	-15,955
Other operating expenses	31	-32,790	-30,472

Result from operating activities		13,329	19,600
Finance income		575	942
Finance expenses		-58	-2,821

Result before tax		13,846	17,721
Income tax expenses	8	-3,733	-1,934

Result for the year		10,113	15,787

STATEMENT OF COMPREHENSIVE INCOME FOR THE YEAR ENDED 31 DECEMBER 2013

In thousands of euros	Note	2013	2012
Result for the year		10,113	15,787
Items that will or may be reclassified to profit or loss
Exchange result arising on translation of foreign operations		-21	-25
Cash flow hedge	14, 23	627	77
Income tax relating to components of other comprehensive income	27	-157	-19

Total comprehensive income for the year		10,562	15,820

Result for the year attributable to:
Owners of the parent		8,763	13,190
Non-controlling interest		1,350	2,597

		10,113	15,787

Total comprehensive income attributable to:
Owners of the parent		9,118	13,248
Non-controlling interest		1,444	2,572

		10,562	15,820

STATEMENT OF FINANCIAL POSITION AS AT 31 DECEMBER 2013

In thousands of euros	Note	31/12/2013	31/12/2012
ASSETS
Property, plant and equipment	9	8,857	8,471
Intangible assets	10,11,12	104,665	107,467
Deferred tax assets	27	6,527	8,507
Loans receivables	15	555	1,180

Total non-current assets		120,604	125,625

Trade receivables	16	18,525	25,606
Prepaid expenses	17	5,349	5,333
Work in progress		3,771	4,736
Other receivables	16	2,128	7,329
Cash and cash equivalents	18	22,744	24,496

Total current assets		52,517	67,500

Total assets		173,121	193,125

In thousands of euros	Note	31/12/2013	31/12/2012
EQUITY
Share capital	19	18	18
Share premium	21	49,643	20,232
Legal reserve	22	18,954	18,760
Cash flow hedge reserve	23	—	-448
Other reserves	24	-20,780	796
Result for the year		8,763	13,190

		56,598	52,548
Non-controlling interest		—	5,212

Total equity		56,598	57,760

LIABILITIES
Loans and borrowings	25	—	39,035
Amounts owed to associated companies	25,29	38,299	—
Employee benefits	26	80	214
Derivative financial liabilities	14	—	627
Deferred tax liability	27	16,594	17,217
Deferred income		2,815	3,753
Other payables		683	3,630

Total non-current liabilities		58,471	64,476

Loans and borrowings	25	—	11,004
Trade creditors	28	10,762	10,670
Income tax	28	813	1,450
Amounts owed to associated companies		—	121
Deferred income	28	14,206	17,008
Other payables	28	32,271	30,636

Total current liabilities		58,052	70,889

Total liabilities		116,523	135,365

Total equity and liabilities		173,121	193,125

STATEMENT OF CHANGES IN EQUITY

In thousands of euros	Share capital	Share premium	Legal reserve	Cash flow hedge reserve	Other reserves	Result for the year	Non control- ling interest	Total
Balance at 1 January 2013	18	20,232	18,760	-448	796	13,190	5,212	57,760
Movement legal reserve	—	—	215	—	-215	—	—	—
Result previous year	—	—	—	—	13,190	-13,190	—	—
Result for the year	—	—	—	—	—	8,763	1,350	10,113
Exchange results	—	—	-21	—	—	—	—	-21
Contributed in kind	—	29,411	—	—	—	—	—	29,411
Change of interests	—	—	—	—	-34,497	—	-6,562	-41,059
Cash flow hedge	—	—	—	448	-54	—	—	394

Balance at 31 December 2013	18	49,643	18,954	—	-20,780	8,763	—	56,598

STATEMENT OF CASH FLOWS FOR THE YEAR ENDED 31 DECEMBER 2013

In thousands of euros	2013	2012
Cash flows from operating activities
Result before tax	13,846	17,721
Adjustments for:
Depreciation	13,710	15,955
Movements in employee benefits	-134	-134
Other operating expenses which are no payments	407	—
Interest income	-575	-942
Interest expense	58	2,821

	27,312	35,421
In/decrease trade and other receivables	6,102	-16,392
Decrease trade and other payables	-5,081	-1,018

	28,333	18,011
Interest received	426	842
Interest paid	-1,282	-1,916
Income taxes paid	-3,170	-1,148

Net cash from operating activities	24,307	15,789

Cash flows from investing activities
Investments intangible fixed assets	-7,286	-8,460
Investments property, plant and equipment	-4,021	-4,017
Disposals intangible fixed assets	—	21
Disposals property, plant and equipment	—	83
Purchase price asset acquisitions	—	-900
Repayments loans and receivables	122	—

Net cash used in investing activities	-11,185	-13,273

Cash flows from financing activities
Balance of increase and repayment of loans and borrowings	-10,516	-7,923
Changes in ownership interests in subsidiaries	-4,358	43

Net cash used in financing activities	-14,874	-7,880
Net decrease in cash and cash equivalents	-1,752	-5,364

Cash and cash equivalents at 1 January	24,496	29,860
Movement for the year	-1,752	-5,364

Cash and cash equivalents at 31 December	22,744	24,496

NOTES TO THE CARVE OUT FINANCIAL STATEMENTS

1.	Reporting entity

Total Specific Solutions (TSS) B.V. (further: the Company) is a company domiciled in the Netherlands and founded on 4 November 2008. The ultimate parent company of the Company was Strikwerda Investments B.V. At 31 December 2013 the shares of Total Specific Solutions (TSS) B.V. were acquired by Constellation Software Inc. (CSI). The address of the Company’s registered office is Blaricum. The carve out financial statements of the Company for the year ended 31 December 2013 comprise the Company and its subsidiaries (together referred to as the “Group”). Comparative figures have been reclassified, where necessary, to reflect the current year’s presentation.

Group activities

The Group is classified as an IT company. The Group advices and develops software solutions on information systems and supplies management advices and training in this field.

2.	Accounting Policies

Basis of preparation

The principal accounting policies adopted in the preparation of the carve out financial statements are set out below. The policies have been consistently applied to all the years presented, unless otherwise stated. The carve out financial statements are presented in Euro, which is also the Group’s functional currency. Amounts are rounded to the nearest thousand, unless otherwise stated.

These carve out financial statements have been prepared in accordance with International Financial Reporting Standards, International Accounting Standards and Interpretations (collectively IFRSs).

The preparation of financial statements in compliance with IFRS requires the use of certain critical accounting estimates. It also acquired Group management to exercise judgment in applying the Group’s accounting policies. The areas where significant judgments and estimates have been made in preparing the carve out financial statements and their effect are disclosed in note 3.

As before mentioned, the company was acquired by CSI, except for the following subsidiaries:

•	TASS Holding B.V.

•	TASS B.V.

•	TASS Belgium N.V.

•	Rorema Beheer B.V.

•	Co-Maker B.V.

These carve out financial statements consist of the groups’ consolidated figures, excluding the above mentioned companies. The following entities are included:

KZA Holding B.V., Blaricum	Everest Holding B.V., Blaricum
Kwaliteitszorg in de Automatisering (KZA) B.V., Baarn	Everest B.V., ‘s-Hertogenbosch
Co-Maker Holding B.V., ‘s-Gravenhage	Blueriq B.V., ‘s-Hertogenbosch
Yonder Holding B.V., Blaricum	TSS TH 5 B.V., Apeldoorn
Yonder Nederland B.V., Blaricum	TSS TH 4 B.V., Apeldoorn
Yonder SRL, Cluj Napoca, Romania	PinkRoccade Local Government B.V., ’s-Hertogenbosch
PharmaPartners B.V., Oosterhout	PinkRoccade Healthcare B.V., Apeldoorn
H.I. Systems B.V., Breda	PinkRoccade Gezondheidszorg B.V., Apeldoorn
TSS TH 6 B.V., Apeldoorn	Top Talent Consultancy B.V., Baarn

Basis of measurement

The carve out financial statements have been prepared on a historical cost basis, except for the following items (refer to individual accounting policies for details):

•	Financial instruments—cash flow hedge

•	Deferred tax assets and deferred tax liabilities

Changes in accounting policies

The following new standards, interpretations and amendments, effective for the first time from 1 January 2013, have had no material effect on the carve out financial statements:

•	IFRS 10 Consolidated Financial Statements

•	IFRS 11 Joint Arrangements

•	IFRS 12 Disclosure of Interest of Other Entities

•	IFRS 13 Fair Value Measurement

•	IAS 19R Employee Benefits

•	Amended IAS 28 Investments in Associates and Joint Ventures

Changes in the following standards, interpretations and amendments, as a result of improvements, have had no material effect on the carve out financial statements:

•	IFRS 1 First-time Adoption of International Financial Reporting Standards

•	IAS 1 Presentation of Financial Statements

•	IAS 16 Property, Plant and Equipment

•	IAS 32 Financial Instruments: Presentation

•	IAS 34 Interim Reporting

•	IAS 36 Recoverable Amount Disclosures for Non-Financial Assets

•	IAS 39 Novation of Derivatives and Continuation of Hedge Accounting

The following new standards, interpretations and amendments, which have not been applied in these carve out financial statements, will or may have an effect on the Group’s future financial statements:

•	Amended IAS 27 Separate Financial Statements

•	IFRIC 21 Levies

•	IFRS 9 Financial Instruments

•	Amended IAS 1 Financial Statement Presentation

None of the other new standards, interpretations and amendments are expected to have a material effect on the Group’s future financial statements.

Basis of consolidation

Where the company has control over an investee, it is classified as a subsidiary. The company controls an investee if all three of the following elements are present: power over the investee, exposure to variable returns from the investee, and the ability of the investor to use its power to affect those variable returns. Control is reassessed whenever facts and circumstances indicate that there may be a change in any of these elements of control.

De-facto control exists in situations where the company has the practical ability to direct the relevant activities of the investee without holding the majority of the voting rights. In determining whether de-facto control exists the company considers all relevant facts and circumstances, including:

•	The size of the company’s voting rights relative to both the size and dispersion of other parties who hold voting rights

•	Substantive potential voting rights held by the company and by other parties

•	Other contractual arrangements

•	Historic patterns in voting attendance.

The carve out financial statements present the results of the company and its subsidiaries (“the Group”) as if they formed a single entity. Intercompany transactions and balances between group companies are therefore eliminated in full.

The carve out financial statements incorporate the results of business combinations using the acquisition method. In the statement of financial position, the acquiree’s identifiable assets, liabilities and contingent liabilities are initially recognised at their fair values at the acquisition date. The results of acquired operations are included in the statement of comprehensive income from the date on which control is obtained. They are deconsolidated from the date on which control ceases.

Transactions eliminated on consolidation

Intra-group balances and transactions, and any unrealised income and expenses arising from intra-group transactions, are eliminated in preparing the carve out financial statements.

Foreign currency

Transactions entered into by Group entities in a currency other than the currency of the primary economic environment in which they operate (their “functional currency”) are recorded at the rates ruling when the transactions occur.

Foreign currency monetary assets and liabilities are translated at the rates ruling at the reporting date. Exchange differences arising on the retranslation of unsettled monetary assets and liabilities are recognised immediately in profit or loss.

On consolidation, the results of overseas operations are translated into Euro at rates approximating to those ruling when the transactions took place. All assets and liabilities of overseas operations, including goodwill arising on the acquisition of those operations, are translated at the rate ruling at the reporting date. Exchange differences arising on translating the opening net assets at opening rate and the results of overseas operations at actual rate are recognised in the income statement and accumulated in the foreign exchange reserve.

Exchange differences recognised in profit or loss of Group entities’ separate financial statements on the translation of long-term monetary items forming part of the Group’s net investment in the overseas operation concerned are reclassified to other comprehensive income and accumulated in the foreign exchange reserve on consolidation.

Intangible fixed assets—goodwill

Goodwill represents the excess of the cost of a business combination over the Group’s interest in the fair value of identifiable assets, liabilities and contingent liabilities acquired.

For all business combinations cost comprised the fair value of assets given, liabilities assumed and equity instruments issued, plus the amount of any non-controlling interests in the acquiree plus, if the business combination is achieved in stages, the fair value of the existing equity interest in the acquiree. Contingent consideration is included in cost at its acquisition date fair value and, in the case of contingent consideration classified as a financial liability, remeasured subsequently through profit or loss. Direct costs of acquisition are recognised immediately as an expense.

Goodwill is capitalised as an intangible asset with any impairment in carrying value being charged to the income statement. Where the fair value of identifiable assets, liabilities and contingent liabilities exceed the fair value of consideration paid, the excess is credited in full to the income statement on the acquisition date.

Externally acquired intangible assets

Externally acquired intangible assets are initially recognised at cost and subsequently amortised on a straight-line basis over their useful economic lives.

Intangible asset	Useful economic	Life Valuation method

Licenses and trademarks	10 years	Multiple of estimated revenues and profits

Customer relationships	10 - 22 years	Estimated discounted cash flow

Intellectual property rights	5 - 10 years	Multiple of estimated revenues and profits

Internally generated intangible assets (development expenses)

Expenditure on internally developed products is capitalised if it can be demonstrated that:

•	it is technically feasible to develop the product for it to be sold;

•	adequate resources are available to complete the development;

•	there is an intention to complete and sell the product;

•	the Group is able to sell the product;

•	sale of the product will generate future economic benefits; and

•	expenditure on the project can be measured reliably.

Capitalised development costs are amortised over the periods the Group expects to benefit from selling the products developed. The amortisation expense is included within the depreciation in the income statement. In general this period amounts 7 years.

Development expenditure not satisfying the above criteria and expenditure on the research phase of internal projects are recognised in the income statement as incurred.

Property, plant and equipment

Recognition and measurement

Items of property, plant and equipment are measured at cost less accumulated depreciation and accumulated impairment losses.

Cost includes expenditure that is directly attributable to the acquisition of the asset. Purchased software that is integral to the functionality of the related equipment is capitalised as part of that equipment. When parts of an item of property, plant and equipment have different useful lives, they are accounted for as separate items (major components) of property, plant and equipment.

Gains and losses on disposal of an item of property, plant and equipment are determined by comparing the proceeds from disposal with the carrying amount of property, plant and equipment and are recognised net within “depreciation” in profit or loss.

Subsequent costs

The cost of replacing part of an item of property, plant and equipment is recognised in the carrying amount of the item if it is probable that the future economic benefits embodied within the part will flow to the Group and its cost can be measured reliably. The carrying amount of the replaced part is derecognised. The costs of the day-to-day servicing of property, plant and equipment are recognised in profit or loss as incurred.

Depreciation

Depreciation is recognised in profit or loss on a straight-line basis over the estimated useful lives of each part of an item of property, plant and equipment. Freehold land is not depreciated. Depreciation on assets under construction (prepayments) does not commence until they are complete and available for use. Depreciation is provided on all other items of property, plant and equipment so as to write off their carrying value over their expected useful economic lives. It is provided at the following rates:

• Buildings	11.43-17.67% per annum

• Plant and equipment	20-33.33% per annum

• Other operating fixed assets	20-33.33% per annum

Depreciation methods, useful lives and residual values are reviewed at each reporting date. In 2013 the useful life of certain Other operating fixed assets were changed from three to five years. Impact on 2013 depreciation amounts € 665,000 (lower depreciation).

Impairment of non-financial assets (excluding deferred tax assets)

Impairment tests on goodwill and other intangible assets with indefinite useful economic lives are undertaken annually at the financial year end. Other non-financial assets are subject to impairment tests whenever events or changes in circumstances indicate that their carrying amount may not be recoverable. Where the carrying value of an asset exceeds its recoverable amount (i.e. the higher of value in use and fair value less costs to sell), the asset is written down accordingly.

Where it is not possible to estimate the recoverable amount of an individual asset, the impairment test is carried out on the smallest group of assets to which it belongs for which there are separately identifiable cash flows; its cash generating units (‘CGUs’). Goodwill is allocated on initial recognition to each of the Group’s CGUs that are expected to benefit from the synergies of the combination giving rise to the goodwill.

Impairment charges are included in profit or loss, except for to the amounts previously recognised in other comprehensive income (if applicable). An impairment loss recognised for goodwill is not reversed.

Financial assets

The Group classifies its financial assets into the category loans and receivables, because of the purpose for which the asset was acquired. The Group has not classified any of its financial assets as held to maturity.

Other than financial assets in a qualifying hedging relationship, the Group’s accounting policy is as follows:

Loans and receivables

These assets are non-derivative financial assets with fixed or determinable payments that are not quoted in an active market. They arise principally through the provision of goods and services to customers (e.g. trade receivables), but also incorporate other types of contractual monetary asset. They are initially recognised at fair value plus transaction costs that are directly attributable to their acquisition or issue, and are subsequently carried at amortised cost using the effective interest rate method, less provision for impairment.

Impairment provisions are recognised when there is objective evidence (such as significant financial difficulties on the part of the counterparty or default or significant delay in payment) that the concerning company will be unable to collect all of the amounts due under the terms receivable, the amount of such a provision being the difference between the net carrying amount and the present value of the future expected cash flows associated with the impaired receivable. For trade receivables, which are reported net, such provisions are recorded in a separate allowance account with the loss being recognised within other operating expenses in the income statement. On confirmation that the trade receivable will not be collectable, the gross carrying value of the asset is written off against the associated provision.

The Group’s loans and receivables comprise trade and other receivables and cash and cash equivalents in the statement of financial position.

Cash and cash equivalents includes cash in hand, deposits held at call with banks and other short term highly liquid investments with original maturities of three months or less. Bank overdrafts are shown within loans and borrowings in current liabilities on the statement of financial position.

Financial liabilities

The Group classifies its financial liabilities into the category other financial liabilities, because of the purpose for which the liability was acquired.

Other than financial liabilities in a qualifying hedging relationship (see below), the Group’s accounting policy is as follows:

Bank borrowings are initially recognised at the amount advanced net of any transaction costs directly attributable to the issue of the instrument. Such interest bearing liabilities are subsequently measured at amortised cost using the effective interest rate method, which ensures that any interest expense over the period to repayment is at a constant rate on the balance of the liability carried in the balance sheet. “Interest expense” in this context includes initial transaction costs and premiums payable on redemption, as well as any interest or coupons payable while the liability is outstanding.

Other non-derivative financial instruments are measured at amortised cost using the effective interest method, less any impairment losses.

Hedge accounting

Hedge accounting is applied to financial assets and financial liabilities only where all of the following criteria are met:

•	At the inception of the hedge there is formal designation and documentation of the hedging relationship and the Group’s risk management objective and strategy for undertaking the hedge.

•	For cash flow hedges, the hedged item in a forecast transaction is highly probable and presents an exposure to variations in cash flows that could ultimately affect profit or loss.

•

The cumulative change in the fair value of the hedging instrument is expected to be between 80-125% of the cumulative change in the fair value or cash flows of the hedged item attributable to the risk hedged (i.e. it is expected to be highly effective).

•	The effectiveness of the hedge can be reliably measured.

•	The hedge remains highly effective on each date it is tested. The Group has chosen to test the effectiveness of its hedges on a yearly basis.

Cash flow hedges

The effective portion of gains and losses on derivatives used to manage cash flow interest rate risk (such as floating to fixed interest rate swaps) are recognised in other comprehensive income and accumulated in the cash flow hedge reserve. However, if the Group closes out its position early, the cumulative gains and losses recognised in other comprehensive income are frozen and reclassified from the cash flow hedge reserve to profit or loss using the effective interest method. The ineffective portion of gains and losses on derivatives used to manage cash flow interest rate risk are recognised in profit or loss within interest expense or interest income.

Share capital

Financial instruments issued by the Group are classified as equity only to the extent that they do not meet the definition of a financial liability or financial asset. The Groups ordinary shares are classified as equity instruments.

Defined contribution schemes

Contributions to defined contribution pension schemes are charged to the income statement in the year to which they relate.

Termination benefits

Termination benefits are payable when employment is terminated before the normal retirement date, or whenever an employee accepts voluntary redundancy in exchange for the benefits. The company recognises termination benefits when the company is demonstrably committed to either terminating the employment of current employees according to a detailed formal plan without possibility of withdrawal, or providing termination benefits as a result of an offer made to encourage voluntary redundancy. Benefits falling due more than 12 months after the balance sheet date are discounted to present value.

Other long-term obligations

These employee benefits include jubilee or other long-service benefits, long-term disability benefits and, if they are not fully payable within 12 months after the end of the period, bonuses and deferred compensation. The expected costs of these benefits are accrued over the period of employment using an accounting method similar to that for defined benefit pension plans, except that actuarial gains and losses and past-service costs are recognised immediately.

Provisions

The group has recognised provisions for liabilities of uncertain timing or amount. The provision is measured at the best estimate of the expenditure required to settle the obligation at the reporting date, discounted at a pre-tax rate reflecting current market assessments of the time value of money and risks specific to the liability.

Revenue

Revenue comprises the fair value of the consideration received or receivable for the sale of goods and services in the ordinary course of the Company’s activities. Revenue is shown net of value added tax, rebates and discounts.

Licenses

The Company records revenue from software licenses and products when persuasive evidence of an arrangement exists, the software product has been shipped, there are no significant uncertainties surrounding product acceptance, the fees are fixed and determinable and collection is considered feasible. The Company uses the residual method to recognise revenue when a license agreement includes one or more elements to be delivered at a future date. Revenue for delivered elements is only recorded if evidence of the fair value of all undelivered elements exists. If an undelivered element exists under the license arrangement, all revenue is deferred when no vendor-specific objective evidence of the fair value of the undelivered element exists. As soon as all contractual obligations have been fulfilled or all elements have been delivered, revenue will be recognised.

Services

Customer support revenue consist of revenue derived from contracts to provide technical support to license holders. These revenues are recognised over the term of the contract. Network revenues consist of revenues earned from customers under an application service provider (ASP) model. Under this model, customers pay a monthly fee that entitles them to use the Company’s software on a secure, hosted, third party server. These revenues are recognised as the services are provided on a monthly basis over the term of the customer’s contract.

Hardware

Revenue on hardware is recognised as soon as all risk and rewards are transferred.

Government grants

Government grants received on capital expenditure are generally deducted in arriving at the carrying amount of the development expenses recognised as they are incurred. Grants for cost of sales are netted against the cost incurred by the Group. Where retention of a government grant is dependent on the Group satisfying certain criteria, it is initially recognised as deferred income. When the criteria for retention have been satisfied, the deferred income balance is released to the income statement or netted against the asset purchased.

Finance income and expense

Finance income comprises interest income on funds invested and receivables from related companies. Interest income is recognised as it accrues in profit or loss, using the effective interest method.

Finance expenses comprise interest expense on borrowings and on payables due to related companies. All borrowing costs are recognised in profit or loss using the effective interest method.

Income tax

Income tax expense comprises current and deferred tax. Income tax expense is recognised in profit or loss except to the extent that it relates to items recognised directly in equity, in which case it is recognised in equity. Current tax is the expected tax payable on the taxable income for the year, using tax rates enacted or substantively enacted at the reporting date, and any adjustment to tax payable in respect of previous years.

Deferred tax is recognised using the balance sheet method, providing for temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for taxation purposes. Deferred tax is not recognised for the following temporary differences: the initial recognition of assets or liabilities in a transaction that is not a business combination and that affects neither accounting nor taxable profit, and differences relating to investments in subsidiaries and jointly controlled entities to the extent that it is probable that they will not reverse in the foreseeable future. In addition, deferred tax is not recognised for taxable temporary differences arising on the initial recognition of goodwill.

Deferred tax is measured at the tax rates that are expected to be applied to the temporary differences when they reverse, based on the laws that have been enacted or substantively enacted by the reporting date. Deferred tax assets and liabilities are offset if there is a legally enforceable right to offset current tax liabilities and assets, and they relate to income taxes levied by the same tax authority on the same taxable entity, or on different tax entities, but they intend to settle current tax liabilities and assets on a net basis or their tax assets and liabilities will be realised simultaneously.

Presentation of cash flow statement

The cash flow statement is prepared using the indirect method. The funds in the cash flow statement consist of cash at bank and in hand. Cash flows in foreign currencies are translated at an estimated average rate. Exchange rate differences, finance income and expenses and the tax on income are accounted for as cash flows from operating activities. Dividends paid are included as cash flows from financing activities.

3.	Critical accounting estimates and judgements

The Group makes certain estimates and assumptions regarding the future. Estimates and judgements are continually evaluated based on historical experience and other factors, including expectations of future events that are believed to be reasonable under the circumstances. In the future, actual experience may differ from these estimates and assumptions. The estimates and assumptions that have a significant risk of causing a material adjustment to the carrying amounts of assets and liabilities within the next financial year are discussed below.

Judgements, estimates and assumptions

(a) Fair value measurement

A number of assets and liabilities included in the Group’s carve out financial statements require measurement at, and/or disclosure of, fair value.

The fair value measurement of the Group’s financial and non-financial assets and liabilities utilises market observable inputs and data as far as possible. Inputs used in determining fair value measurements are categorised into different levels based on how observable the inputs used in the valuation technique utilised are (the ‘fair value hierarchy’):

•	Level 1: Quoted prices in active markets for identical items (unadjusted)

•	Level 2: Observable direct or indirect inputs other than Level 1 inputs

•	Level 3: Unobservable inputs (i.e. not derived from market data).

The classification of an item into the above levels is based on the lowest level of the inputs used that has a significant effect on the fair value measurement of the item. Transfers of items between levels are recognised in the period they occur.

The Group measures the following items at fair value:

•	Goodwill (note 11)

(b) Impairment of goodwill

The Group is required to test, on an annual basis, whether goodwill has suffered any impairment. The recoverable amount is determined based on value in use calculations. The use of this method requires the estimation of future cash flows and the choice of a discount rate in order to calculate the present value of the cash flows. Actual outcomes may vary. More information including carrying values is included in notes 11 and 12.

(c) Impairment of intangible fixed assets

The Group is required to test, on an annual basis, whether intangible fixed assets have suffered any impairment. The recoverable amount is determined based on value in use calculations. The use of this method requires the estimation of future cash outflows that is expected to be incurred before the asset is ready for use or for sale and the choice of a discount rate in order to calculate the present value of the cash flows. Actual outcomes may vary. More information including carrying values is included in notes 10, 11 and 12.

(d) Pension assumptions

The costs, assets and liabilities of the defined benefit schemes operating by the Group are determined using methods relying on actuarial estimates and assumptions. Details of the key assumptions are set out in note 27. The Group takes advice from independent actuaries relating to the appropriateness of the assumptions. Changes in the assumptions used may have a significant effect on the income statement and the statement of financial position.

(e) Assumptions provision for jubilee

The costs for jubilee are determined using methods relying on assumptions. Details of the key assumptions are set out in note 26. Changes in the assumptions used may have an effect on the income statement and the statement of financial position.

(f) Determination of fair values of intangible assets acquired in business combinations

The fair value of intangible assets is based on the discounted cash flows expected to be derived from the use and eventual sale of the asset.

(g) Assumptions provision for bad and doubtful debts

The costs for bad and doubtful debts are determined using methods relying on assumptions. Impairment provisions are recognised when there is objective evidence (such as significant financial difficulties on the part of the counterparty or default or significant delay in payment) that the Group will be unable to collect all of the amounts due under the terms receivable, the amount of such a provision being the difference between the net carrying amount and the present value of the future expected cash flows associated with the impaired receivable.

4.	Determination of fair values

A number of the Group’s accounting policies and disclosures require the determination of fair value, for both financial and non-financial assets and liabilities. Fair values have been determined for measurement and/or disclosure purposes based on the following methods. When applicable, further information about the assumptions made in determining fair values is disclosed in the notes specific to that asset or liability.

Trade and other receivables

The fair value of trade and other receivables is estimated as the present value of future cash flows, discounted at the market rate of interest at the reporting date.

Fair value of financial instruments

The group determines the fair value of financial instruments that are not quoted, such as interest rate swaps and caps, using valuation techniques. The stated market value of interest rate swaps and caps is derived from the bank’s estimation of the mid-market price as of the date stated. For the estimation the bank used ‘close of business’ market data. Those techniques are significantly affected by the assumptions used. In that regard, the derived fair value estimates cannot always be substantiated by comparison with independent markets and, in many cases, may not be capable of being realised immediately.

5.	Financial instruments—risk management

The Group’s financial instruments, other than derivatives, comprise borrowings, loans receivables, cash and liquid resources, and various items, such as trade receivables and payables that arise directly from its operations.

In common with all other businesses, the Group is exposed to risks that arise from its use of financial instruments. This note describes the Group’s objectives, policies and processes for managing those risks and the methods used to measure them. Further quantitative information in respect of these risks is presented throughout these carve out financial statements.

There have been no substantive changes in the Group’s exposure to financial instrument risks, its objectives, policies and processes for managing those risks or the methods used to measure them from previous periods unless otherwise stated in this note.

Cash in bank

A significant amount of cash is held with the following institutes:

	Rating at 31 December 2013	Rating at 31 December 2012
ABN AMRO Bank N.V.	A	A
Rabobank	AA-	AA-

For the amounts of cash which are hold by these credit institutions we refer to note 18 en 25. Management monitors the utilisation of the credit limits regularly and at the reporting date does not expect any losses from non-performance by the counterparties.

Risks

The most important risks for the company are:

•	Interest rate risk, on its borrowings at floating interest rates;

•	Credit risks, on its outstanding balances with banks and debtors;

•	Liquidity risks regarding the ability to repay loans and borrowing.

Interest rate risk

The company has identified an interest rate risk on its loans and borrowings. Most of the loans have a floating interest rate risk. It is company policy to hedge the interest rate risk for anywhere between 75% and 100%. Therefore the company has a limited risk on interest rate fluctuation. The company is currently reconsidering the finance structure. At this moment a fixed interest rate is used.

Credit risk

The Group does not enter into derivatives to manage credit risk, although in certain isolated cases may take steps to mitigate such risks if it is sufficiently concentrated. The company has identified the risks that outstanding debts and banks will not be able to repay the receivables to the company. For cash which has been posted to banks, only banks with a minimum A rating are selected. Regarding other receivables the company actively manages outstanding debts.

Quantitative disclosures of the credit risk exposure in relation to financial assets are set out below. Further disclosures regarding trade and other receivables, which are neither past due nor impaired, are provided in note 16.

Liquidity risk

Liquidity risk arises from the Group’s management of working capital and the finance charges and principal repayments on its debt instruments. It is the risk that the Group will encounter difficulty in meeting its financial obligations as they fall due.

The Group’s policy is to ensure that it will always have sufficient cash to allow it to meet its liabilities when they become due. The company achieves this objective by maintaining an Net debt to EBITDA ratio below 3.

The liquidity risk of each group entity is managed locally. Each operation has a facility based on the local budget. The budgets are set locally and agreed by the board in advance, enabling the Group’s cash requirements to be anticipated. Where facilities of group entities need to be increased, approval must be sought from the group finance director. Where the amount of the facility is above a certain level agreement of the board is needed.

Details are included in the respective notes:

•	Trade and payables - note 28

•	Loans and borrowings - note 24

6.	Revenues

In thousands of euros	2013	2012
Services	166,395	165,876
Licenses	9,297	10,221
Hardware	201	1,195

Revenues	175,893	177,292

7.	Wages and salaries

The average number of full time equivalent employees of the company during 2013 including executive directors was 1,444 (2012: 1,407).

Wages and salaries relates to social security premiums for an amount of € 11,179,000 (2012: € 11,046,000) and to pension contributions for an amount of € 5,743,000 (2012: € 5,377,000).

8.	Income tax expenses

The tax expense for the year can be reconciled to the result in the income statement as follows:

In thousands of euros	2013	2012
Result before tax	13,846	17,721

Income tax using the domestic tax rate of 25% (2012: 25%)	3,462	4,431
Benefit of first bracket of income tax	-59	-30
Adjustment for goodwill	-1,967	-1,166
Limited deductible costs	945	59
Non-deductible costs	751	2
Non-deductible interest	—	140
Investment allowance	-7	-4
Innovation and RDA tax benefit	-456	-265
Available losses	3,191	3
Foreign tax rate differences	-127	-96
Taxes previous years	-327	-47
Valuation deferred tax assets	-1,673	—
Tax subsidiary recorded in parent company	—	-1,093

Income tax expense	3,733	1,934

The tax rate used for the reconciliations above is the corporate tax rate of 25% (2012: 25%) payable by corporate entities in the Netherlands on taxable profits under tax law in that jurisdiction. The effective tax rate 2013 amounts 26.9% (2012: 10.9%). The difference in effective tax rate is mainly caused by the valuation of deferred tax assets in 2013.

9.	Property, plant and equipment

In thousands of euros	Buildings	Plant and equipment	Other operating fixed assets	Total
Cost
Balance at 1 January 2012	2,108	149	31,142	33,399
Additions	162	38	3,815	4,015
Assets/liabilities transactions	—	—	20	20
Disposals	-171	-4	-512	-687

Balance at 31 December 2012	2,099	183	34,465	36,747

Balance at 1 January 2013	2,099	183	34,465	36,747
Additions	562	93	3,366	4,021
Disposals	—	-73	-31	-104
Translation differences	-2	-4	-5	-11

Balance at 31 December 2013	2,659	199	37,795	40,653

Depreciation
Balance at 1 January 2012	-1,233	-111	-22,910	-24,254
Depreciation for the year	-256	-22	-4,348	-4,626
Disposals	169	3	432	604
Balance at 31 December 2012	-1,320	-130	-26,826	-28,276

Balance at 1 January 2013	-1,320	-130	-26,826	-28,276

Depreciation for the year	-359	-39	-3,224	-3,622
Disposals	—	72	31	103
Translation differences	—	2	-3	-1

Balance at 31 December 2013	-1,679	-95	-30,022	-31,796

Carrying amounts
At 1 January 2012	875	38	8,232	9,145
At 31 December 2012	779	53	7,639	8,471
At 31 December 2013	980	104	7,773	8,857

10.	Intangible assets

In thousands of euros	Pur- chased goodwill	Develop- ment expenses	Intellectual property rights	Customer Relation- ships	Total
Cost
Balance at 1 January 2012	35,563	40,147	12,974	55,821	144,505
Additions	—	7,559	900	—	8,459
Assets/liabilities transaction	—	—	—	840	840
Disposals	—	-8,580	-44	—	-8,624

Balance at 31 December 2012	35,563	39,126	13,830	56,661	145,180

Balance at 1 January 2013	35,563	39,126	13,830	56,661	145,180
Additions	—	6,101	1,185	—	7,286

Balance at 31 December 2013	35,563	45,227	15,015	56,661	152,466

Depreciation and impairment
Balance at 1 January 2012	—	-23,379	-3,384	-8,224	-34,987
Depreciation for the year	—	-4,639	-1,934	-3,005	-9,578
Disposals	—	8,559	44	—	8,603
Impairments	—	-1,751	—	—	-1,751

Balance at 31 December 2012	—	-21,210	-5,274	-11,229	-37,713

Balance at 1 January 2013	—	-21,210	-5,274	-11,229	-37,713
Depreciation for the year	—	-4,632	-2,052	-3,051	-9,735
Impairments	—	-353	—	—	-353

Balance at 31 December 2013	—	-26,195	-7,326	-14,280	-47,801

Carrying amounts
At 1 January 2012	35,563	16,768	9,590	47,597	109,518
At 31 December 2012	35,563	17,916	8,556	45,432	107,467
At 31 December 2013	35,563	19,032	7,689	42,381	104,665

Current estimates of useful economic live of intangible assets are as follows:

Goodwill	Indefinite
Development expenses	7 years
Intellectual property rights and trade names	5 - 10 years
Customer relationships	10 - 22 years

11.	Goodwill

The carrying amount of goodwill is allocated to the cash generating units (CGUs) as follows:

In thousands of euros	2013	2012
PinkRoccade Local Government	12,951	12,951
PharmaPartners	9,556	9,556
PinkRoccade Healthcare	8,409	8,409
Everest	3,971	3,971
Yonder	676	676

	35,563	35,563

12.	Impairments

Goodwill

Annually an impairment test is performed, based on the five-years budget of each cash generating unit. The value in use is estimated by using the discounted cash flow method. The WACC is calculated at 13.6% (2012: 13.6%). Based on impairment tests, performed as per year end, no impairment of goodwill was considered necessary.

Other intangible fixed assets

Regarding the capitalised development expenses, an impairment was considered necessary. In 2013 a number of projects appeared to be based on outdated technology. Therefore, this impairment was charged to the profit & loss account.

13.	Subsidiaries

The principal subsidiaries of Total Specific Solutions (TSS) B.V., all of which have been included in these carve out financial statements, are as follows:

	Interest at 31 December
Name company	2013	2012
KZA Holding B.V., Blaricum	100%	70.49%
Kwaliteitszorg in de Automatisering (KZA) B.V., Baarn	100% (indirect)	70.49% (indirect)
Top Talent Consultancy B.V., Baarn	Liquidated	95.01%
Co-Maker Holding B.V., ‘s-Gravenhage	100%	100%
Yonder Holding B.V., Blaricum	100%	85%
Yonder Nederland B.V., Blaricum	100% (indirect)	85% (indirect)
Yonder SRL, Cluj Napoca, Romania	100% (indirect)	85% (indirect)
Everest Holding B.V., Blaricum	100%	51.02%
Everest B.V., ‘s-Hertogenbosch	100% (indirect)	51.02% (indirect)
Blueriq B.V., ‘s-Hertogenbosch	100% (indirect)	—
PharmaPartners B.V., Oosterhout	100%	75%
H.I. Systems B.V., Breda	100% (indirect)	75% (indirect)
TSS TH 6 B.V., Apeldoorn	100%	100%
TSS TH 5 B.V., Apeldoorn	100%	92.82%
TSS TH 4 B.V., Apeldoorn	100% (indirect)	92.82% (indirect)
PinkRoccade Local Government B.V., ’s-Hertogenbosch	100% (indirect)	97.5% (indirect)
PinkRoccade Healthcare B.V., Apeldoorn	100% (indirect)	88% (indirect)
PinkRoccade Gezondheidszorg B.V., Apeldoorn	100% (indirect)	88% (indirect)

Unless stated otherwise, the companies are located in the Netherlands.

In December 2013, the company acquired 100% shares of the operating companies as mentioned above. We refer to note 24 for further disclosure on these changes in interest.

14.	Derivative financial instruments

The derivative financial assets and liabilities are all designated as hedging instruments.

Cash flow interest rate swaps and caps

The Group manages its cash-flow interest rate risk by using floating-to-fixed interest rate swaps and caps. Normally the Group raises long-term borrowings at floating rates and swaps them into fixed rates.

The notional principal amounts of outstanding floating to fixed interest rate swap contracts designated as hedging instruments in cash flow interest rate hedges of variable rate debt at 31 December 2013 totalled nil (2012: € 25,263,000). Their fair value was nil (2012: € 627,000).

The notional principal amounts of outstanding floating to fixed interest rate cap contracts designated as hedging instruments in cash flow interest rate hedges of variable rate debt at 31 December 2013 totalled € 13,650,000 (2012: € 13,650,000). Their fair value was nil (2012: nil). As at 31 December 2013 the hedge appeared to be ineffective and therefore hedge accounting is no longer in place. Financial effect amounts nil.

15.	Loans receivables

The loans receivables concern loans granted to shareholders of group companies. Interest is calculated at three-months EURIBOR plus 200 points. No fixed redemption scheme is agreed.

16.	Trade and other receivables

In thousands of euros	2013	2012
Trade receivables	18,525	25,606
Other receivables	2,128	7,329

	20,653	32,935

The carrying amount of trade and other receivables approximates to their fair value, which is based on an estimate of the recoverable amount. The recoverable amount is determined by calculating the present value of the expected future cash flows.

As at 31 December 2013 trade receivables of € 7,366,000 (2012: € 8,497,000) were past due but not impaired. They relate to the customers with no default history. The ageing analysis of these receivables is as follows:

In thousands of euros	2013	2012
Up to 30 days	2,943	4,392
30 to 60 days	1,685	621
60 to 90 days	784	1,386
More than 90 days	1,954	2,098

	7,366	8,497

As at 31 December 2013 trade receivables for an amount of € 1,280,000 (2012: € 285,000) were past due and impaired. The amount of the provision as at 31 December 2013 was € 1,058,000 (2012: € 236,000).

Movements on the group provision for impairment of trade receivables are as follows:

In thousands of euros	2013	2012
At beginning of the year	236	284
Provided during the year	1,149	135
Receivable written off during the year as uncollectable	-162	—
Unused amounts reversed	-165	-183

	1,058	236

The movement on the provision for impaired receivables has been included in the other operating expenses line in the income statement.

Other classes of financial assets included within trade and other receivables do not contain impaired assets.

17.	Prepaid expenses

The prepaid expenses mainly consist of expenses incurred for other operating expenses for the next financial year.

18.	Cash and cash equivalents

In thousands of euros	2013	2012
ABN AMRO Bank N.V.	15,241	17,339
Rabobank	7,451	6,490
Other	52	667

	22,744	24,496

Of the cash and bank balances, € 101,000 is not freely disposable (2012: € 40,000). At year-end, the group has credit balances of an amount of nil (2012: € 2,322,000) with above mentioned credit institutions (note 25).

19.	Share capital

At 31 December 2012 the authorised share capital comprised of 9,000,000 ordinary shares with a par value of € 0.01. Issued are 1,800,000 shares.

Reserve	Description and purpose

Share premium	Amount subscribed for share capital in excess of nominal value.

Legal Reserve Development expenses	Gains/losses arising on development expenses incurred. The reserve is not freely disposable.

Legal Reserve Cash flow hedging reserve	Gains/losses arising on the effective portion of hedging instruments carried at fair value in a qualifying cash flow hedge.

Legal Reserve Foreign exchange reserve	Gains/losses arising on retranslating the net assets of overseas operations into Euros.

Other reserves	All other net gains and losses and transactions with owners (e.g. dividends) not recognised elsewhere.

20.	Analysis of amounts recognised in other comprehensive income

In thousands of euros	Cash flow hedge reserve	Foreign exchange reserve	Other reserves
Year to 31 December 2012
Gains recognised on hedging instruments	295	—	—
Exchange differences arising on translation of foreign operations	—	-42	—
Actuarial result on defined benefit pension schemes	—	—	1,102
Taxation	-28	—	-276

	267	-42	826

Year to 31 December 2013
Exchange differences arising on translation of foreign operations	—	-63	—

	—	-63	—

21.	Share premium

In thousands of euros	2013	2012
As at 1 January	20,232	19,848
Additions	29,411	—
Movement to legal reserve	—	384

As at 31 December	49,643	20,232

22.	Legal reserve

The legal reserve concerns reserves which are formed by the subsidiaries for the capitalised development expenses and translation differences.

In thousands of euros	2013	2012
As at 1 January	18,760	19,165
Movement to other reserves	194	-21
Movement from share premium	—	-384

As at 31 December	18,954	18,760

The legal reserve can be specified as follows:
Reserve development expenses	19,012	18,798
Foreign exchange reserve	-58	-38

Per 31 december	18,954	18,760

23.	Cash flow hedging reserve

In thousands of euros	2013	2012
As at 1 January	-448	-528
Gains recognised on hedging instruments	448	80

As at 31 December	—	-448

24.	Other reserves

In thousands of euros	2013
As at 1 January	796
Result previous year	13,190
Movement to legal reserve	-215
Changes in ownership interests in subsidiaries	-34,497
Gains recognised on hedging instruments	-54

As at 31 December	-20,780

25.	Loans and borrowings

In thousands of euros	2013	2012
Non-current
Amounts owed to credit institutions	—	17,783
Amounts owed to associated companies	38,299	—
Other loans	—	21,252

	38,299	39,035
Current
Repayment obligation	—	8,682
Amounts owed to credit institutions	—	2,322

	—	11,004

Total loans and borrowings	38,299	50,039

26.	Employee benefits

Liabilities for employee benefits comprise:

In thousands of euros	2013	2012
Provision for pensions	—	40
Provision for jubilee	80	174

	80	214

Provisions

In thousands of euros	Jubilee	Pensions	Total
At 1 January 2013	174	40	214
Released in year	94	40	134

At 31 December 2013	80	—	80

Jubilee

The provision for jubilee is long-term in nature. At the balance sheet date, the obligation is recorded at the best estimate of the present value of the amounts required to be paid in the future. The measurement of the obligation depends on the length of service of the employees and reflects the probability that payment will be required. The net obligation for the provision for jubilee are the future benefits that employees have earned in exchange for their current and prior periods employment service.

Retirement benefits

General

The company provides pension benefit plans for its employees. The pension allowances are based on the career average salary. The funding of this pension plan is assigned to insurance companies and a pension fund. The annual contributions are recognised as costs. The liability includes any additional contributions for past service cost following indexation over the reporting period granted at the balance sheet date. For contributions that are not yet paid as at balance sheet date, a liability is recognised. Collectable repayments originating from profit sharing are deducted from the pension costs, and recorded as receivables, as far as the company can exercise these rights. Since these receivables and obligations are short term they will be valued at face value.

The risks of wage increases, price indexation and changes in the return of the plan assets may cause future changes in the annual contribution. These risks have not been accounted for when determining the liability towards an insurance company or a pension fund at the balance sheet date. In case of a deficit in the industry pension plan, the entity has no obligation to address the deficit with any extra immediate payments other than higher future allowances.

27.	Deferred tax

Deferred tax is calculated in full on temporary differences using a tax rate of 25% (2012: 25%). The movement on the deferred tax account is as shown below:

In thousands of euros	2013	2012
At 1 January	-8,710	-8,996
Recognised in profit and loss
Tax expense	-1,200	299
Recognised in other comprehensive income
Gains on hedging instruments in cash flow hedges	-157	-13

At 31 December	-10,067	-8,710

Deferred tax assets have been recognised in respect of all tax losses and other temporary differences giving rise to deferred tax assets where the directors believe it is probable that these assets will be recovered.

The movements in deferred tax assets and liabilities (prior to the offsetting of balances within the same jurisdiction as permitted by IAS 12) during the period are shown below.

Details of the deferred tax liability, amounts recognised in profit or loss and amounts recognised in other comprehensive income are as follows:

In thousands of euros	Asset 2012	Liability 2012	Net 2012	(Charged) /Credited to profit or loss 2012	(Charged)/ Credited to OCI 2012
Tangible assets (differences in depreciation)	297	-348	-51	309	—
Intangible assets (development costs fiscally not recognised)	318	-4,038	-3,720	-36	—
Intangible assets (as a result of PPA)	4,851	-13,102	-8,251	9	—
Available losses	3,117	—	3,117	34	—
Derivative financial liabilities	195	—	195	-17	-13

Tax assets/(liabilities)	8,778	-17,488	-8,710	299	-13
Set off of tax	-271	271	—	—	—

Net tax asset	8,507	-17,217	-8,710	299	-13

In thousands of euros	Asset 2013	Liability 2013	Net 2013	(Charged) /Credited to profit or loss 2013	(Charged)/ Credited to OCI 2013
Tangible assets (differences in depreciation)	179	-211	-32	19	—
Intangible assets (development costs fiscally not recognised)	—	-4,572	-4,572	-852	—
Intangible assets (as a result of PPA)	6,526	-11,989	-5,463	2,788	—
Available losses	—	—	—	-3,117	—
Derivative financial liabilities	—	—	—	-38	-157

Tax assets/(liabilities)	6,705	-16,772	-10,067	-1,200	-157
Set off of tax	-178	178	—	—	—

Net tax asset	6,527	-16,594	-10,067	-1,200	-157

A deferred tax asset has not been recognised for the following:

In thousands of euros	2013	2012
Unused tax losses	13,137	8,978

	13,137	8,978

A deferred tax asset for tax losses is only recognised as on the basis of the multi-year budgets is expected that those losses will be offset against future taxable profits.

28.	Trade and other payables

In thousands of euros	2013	2012
Trade creditors	10,762	10,670
Income tax	813	1,450
Taxes and social premiums	6,114	7,128
Deferred income	14,206	17,008
Other payables	26,157	23,508

	58,052	59,764

The carrying amount of trade and other payables classified as financial liabilities measured at amortised cost approximates to their fair value, which is based on an estimate of the recoverable amount. The recoverable amount is determined by calculating the present value of the expected future cash flows.

29.	Related parties

Related party transactions

The company’s shareholder granted a loan to the company, with an original amount of € 38,299,320. Interest of 1.75% per annum is agreed upon. Repayment will take place no later than in 10 years’ time.

Directors and supervisory board remuneration

The aggregate remuneration paid and benefits in kind granted to the Directors as a group during the last completed financial year ending 31 December 2013 of the Company was € 294.000 (2012: € 396,000). The remuneration for the supervisory board was € 105,000 (2012: € 105,000).

30.	Contingent liabilities

Rent and lease commitments

The group has rent and lease commitments for a total amount of € 26,091,000 (2012: € 29,876,000).

•	€ 9,548,000 is due within one year (2012: € 9,284,000);

•	€ 15,096,000 is due between two and five years (2012: € 17,903,000);

•	€ 1,448,000 is due after five years (2012: € 2,689,000).

Bank guarantee

The bank has granted bank guarantees of an amount of € 629,000 (2012: € 861,000).

Fiscal unities

Until 31 December 2013, the following fiscal unities were in place:

KZA Holding B.V. and its subsidiary Kwaliteitszorg in de Automatisering (KZA) B.V. form a fiscal unity for the corporate income tax and the value added tax. Because of this KZA Holding B.V. and its subsidiary are severally liable for the corporate income tax and the value added tax for the whole fiscal unity.

Yonder Holding B.V. and its subsidiary Yonder Nederland B.V. form a fiscal unity for the corporate income tax. Because of this Yonder Holding B.V. and its subsidiary are severally liable for the corporate income tax for the whole fiscal unity.

Everest Holding B.V. and its subsidiaries Everest B.V. and Blueriq B.V. form a fiscal unity for the corporate income tax and the value added tax. Because of this Everest Holding B.V. and its subsidiary are severally liable for the corporate income tax and the value added tax for the whole fiscal unity.

TSS TH 5 B.V., TSS TH 4 B.V., PinkRoccade Local Government B.V., PinkRoccade Healthcare B.V. and PinkRoccade Gezondheidszorg B.V. form a fiscal unity for the corporate income tax. Because of this TSS TH 5 B.V. and its subsidiaries are severally liable for the corporate income tax for the whole fiscal unity.

PharmaPartners B.V. and its subsidiary H.I. Systems B.V. form a fiscal unity for the corporate income tax and the value added tax. Because of this PharmaPartners B.V. and its subsidiary are severally liable for the corporate income tax and the value added tax for the whole fiscal unity.

As of 1 January 2014, the above mentioned entities form one fiscal unity together with the Company.

31.	Other operating Expenses

In 2012 Co-Maker decided to sell IP rights. In 2013 this sale was effected with the result that the business was terminated. Because of the fact that the settlement of the bank facilities in Co-Maker was relevant in relation to the mentioned sale, the loan and interest rate swap were recognised at their realisable value. The total financial impact of this termination is accounted for as other operating expenses.

32.	Events after the reporting date

Subsequent to 31 December 2013, the Company acquired the net assets of another entity for aggregate cash consideration of € 2,400,000 on closing. The business acquisition include companies catering to the government market, and are all software companies similar to the existing business of the Company. Due to the timing of this acquisition completed subsequent to 31 December 2013, the Company is unable to provide additional disclosure as the accounting for these business combinations is incomplete.

Pro Forma Consolidated Statement of Income

(In U.S. dollars)

CONSTELLATION SOFTWARE INC.

For the year ended December 31, 2013

(Unaudited)

CONSTELLATION SOFTWARE INC.

Proforma Consolidated Statement of Income

For the year ended December 31, 2013

(In thousands of U.S. dollars, except per share amounts)

(Unaudited)

	Constellation Software Inc.	Total Specific Solutions (TSS) B.V.	Pro Forma Adjustments	Note	Pro Forma
Revenue	$1,210,776	$233,496			$1,444,272
Expenses
Staff	643,672	134,263	8,099	(4a)	786,034
Hardware	73,475	125			73,600
Third party license, maintenance and professional services	102,377	32,793			135,170
Occupancy	29,309	5,498			34,807
Travel	44,724	2,281			47,005
Telecommunications	14,208	3,131			17,339
Supplies	22,023	2,054			24,077
Professional fees	17,633	8,869	(5,029)	(4b)	21,473
Other, net	19,593	8,589			28,182
Depreciation	9,944	4,810			14,754
Amortization of intangible assets	119,144	13,391	29,295	(4c,d,e)	161,830

	1,096,102	215,804	32,365		1,344,271
Foreign exchange loss (gain)	(768)	—			(768)
Equity in net (income) loss of equity investees	(780)	—			(780)
Finance income	(1,041)	(764)			(1,805)
Bargain purchase gain	(8,111)				(8,111)
Finance costs	7,124	77	6,545	(4f,g)	13,746

	(3,576)	(687)	6,545		2,282
Profit (loss) before income taxes	118,250	18,379	(38,910)		97,719
Current income tax expense (recovery)	22,528	3,362			25,890
Deferred income tax expense (recovery)	2,587	1,593	(7,324)	(4h,i)	(3,144)

Income tax expense (recovery)	25,115	4,955	(7,324)		22,746

Net income (loss)	93,135	13,424	(31,586)		74,973

Weighted average number of shares outstanding (000’s)
Basic and diluted					21,192
Earnings (loss) per share
Basic and diluted					$3.54

2

CONSTELLATION SOFTWARE INC.

Notes to the Pro Forma Consolidated Statement of Income

(In thousands of U.S. dollars, except per share amounts and as otherwise indicated)

Year ended December 31, 2013

(Unaudited)

1.	Description of the Reporting Entity and Transaction

Constellation Software Inc. (“Constellation”) is an entity domiciled in Canada. The pro forma consolidated statement of income is of Constellation and its subsidiaries (together referred to as the “Company”) and the Company’s interest in associates.

On December 31, 2013, Constellation acquired 100% of the shares of Netherlands based Total Specific Solutions (TSS) B.V. (“TSS”) for approximately $342,000 (€248 million) including consideration paid for the preliminary fair value of the net tangible assets acquired. The purchase price was primarily funded through a new one-year term loan.

2.	Basis of Presentation

The accompanying unaudited pro forma consolidated statement of income of Constellation for the year ended December 31, 2013 has been prepared by management of Constellation to give effect to the acquisition of TSS as if it had occurred on January 1, 2013.

The unaudited pro forma consolidated statement of income of Constellation has been prepared using the following information:

(a)	The audited consolidated statement of income of Constellation for the year ended December 31, 2013;

(b)	The audited financial statements of TSS as at and for the year ended December 31, 2013

The statements of income for both Constellation and TSS are prepared in accordance with International Financial Reporting Standards (IFRSs), issued and outstanding as of March 6, 2014. The accounting policies used in the preparation of the unaudited pro forma consolidated statement of income are consistent with those used by Constellation in the preparation of its audited consolidated financial statements for the year ended December 31, 2013 and as described therein.

The unaudited pro forma consolidated statement of income is presented in U.S. dollars, which is Constellation’s functional currency. The functional currency of TSS is the Euro. For the purposes of the unaudited pro forma consolidated statement of income, TSS’ consolidated statement of income was translated from Euros to U.S. dollars at a rate of 1.3275 (representing the average foreign exchange conversion rate for the year ended December 31, 2013).

The unaudited pro forma consolidated statement of income does not include any anticipated financial benefits from such items as costs savings, operating synergies or revenue enhancements that the combined company may achieve arising from the acquisition. The unaudited pro forma consolidated statement of income is not necessarily indicative of the results of operations that would have resulted had the acquisition been effected on January 1, 2013, or the results that may be obtained in the future.

The unaudited pro forma consolidated statement of income has been prepared using the acquisition method of accounting in accordance with IFRS 3, Business Combinations (“IFRS 3”). The pro forma adjustments are determined based on available financial information and certain estimates and assumptions. The actual adjustments to the consolidated financial statements of Constellation will depend on a number of factors. Management of Constellation believes that such assumptions provide a reasonable basis for presenting all of the significant effects of the transaction and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma consolidated statement of income.

3

CONSTELLATION SOFTWARE INC.

Notes to the Pro Forma Consolidated Statement of Income

(In thousands of U.S. dollars, except per share amounts and as otherwise indicated)

Year ended December 31, 2013

(Unaudited)

With respect to the provisional estimates of fair value in respect of the acquisition of TSS and the application of IFRS 3, the unaudited pro forma consolidated statement of income has been prepared using the acquisition method of accounting as if the acquisition had been completed on January 1, 2013. Under the acquisition method of accounting, the estimated fair value of the underlying tangible and intangible assets acquired and liabilities assumed is determined as of the date of the acquisition. Any excess purchase consideration is allocated to goodwill. We have commenced the process necessary to estimate the fair values of the tangible and intangible assets acquired and liabilities assumed at the closing of the TSS acquisition. When we complete the necessary steps to finalize the acquisition accounting, the final recognition and measurement of assets acquired, liabilities assumed, and goodwill will be determined. The final acquisition accounting may be different than that reflected in the unaudited pro forma statement of income and those differences may be material.

The unaudited pro forma consolidated statement of income was prepared to conform with the presentation of the statement of income included in Constellation’s consolidated financial statements and does not conform with the presentation of the TSS financial statements as presented in this Business Acquisition Report.

The unaudited pro forma consolidated statement of income should be read in conjunction with the historical financial statements and notes thereto of Constellation (available on SEDAR at www.sedar.com) and the financial statements of TSS included elsewhere in the Business Acquisition Report.

3.	Description of the Transaction and Acquisition Accounting

On December 31, 2013, the Company acquired 100% of the shares of Total Specific Solutions (TSS) B.V. (“TSS”) for aggregate cash consideration of $341,560. The purchase price may be adjusted for items such as net tangible asset adjustments and claims under the representations and warranties of the agreement. Pursuant to the terms of the purchase and sale agreement and preliminary agreed upon terms sheets, Constellation and the sellers of TSS are currently negotiating in good faith to reach agreement on a shareholders agreement pursuant to which the sellers and members of TSS’ executive management team could acquire a significant minority stake in TSS. The total transaction fees associated with the acquisition of TSS was $1,000. The transaction fees were expensed as part of professional fees in the consolidated statement of income of Constellation for the year ended December 31, 2013.

TSS primarily operates in the healthcare and government markets and is a software business similar to certain existing businesses owned and operated by the Company. The acquisition has been accounted for using the acquisition method with the results of operations included in these consolidated financial statements of Constellation from the date of the acquisition. TSS has been included in Constellation’s Public reportable segment.

The goodwill recognized in connection with this acquisition is primarily attributable to the application of Constellation’s best practices to improve the operations of TSS, synergies with existing businesses of Constellation, and other intangibles that do not qualify for separate recognition including assembled workforce.

Due to the complexity and timing of the acquisition, the Company is in the process of determining and finalizing the estimated fair value of the net assets acquired as part of the acquisition. The amounts

4

CONSTELLATION SOFTWARE INC.

Notes to the Pro Forma Consolidated Statement of Income

(In thousands of U.S. dollars, except per share amounts and as otherwise indicated)

Year ended December 31, 2013

(Unaudited)

determined on a provisional basis generally relate to the recognition and measurement of the intangible assets acquired and assumed liabilities, including acquired contract liabilities.

The impact of acquisition accounting applied in connection with the acquisition of TSS is as follows:

Assets acquired:
Cash	$31,312
Accounts receivable	19,532
Other current assets	16,249
Property and equipment	12,201
Technology assets	124,312
Customer assets	195,760
Trademarks	8,673

408,039
Liabilities assumed:
Current liabilities	60,360
Deferred revenue	13,586
Deferred income taxes	81,708
Other non-current liabilities	4,925

160,579
Goodwill	94,100

Total consideration	$341,560

4.	Pro forma assumptions and adjustments

Certain adjustments have been reflected in this unaudited pro forma consolidated statement of income to illustrate the effects of acquisition accounting where the impact could be reasonably estimated.

The unaudited pro forma consolidated statement of income for the year ended December 31, 2013 includes the following adjustments:

(a)

An increase in staff expense of $8,099 to expense internal development costs previously capitalized by TSS in the period. Such costs have been historically expensed under the accounting policies used by Constellation.

(b)	A decrease in professional fees of $5,029 to remove the impact of transaction costs incurred by the vendors related to the sale of TSS, which were previously expensed.

5

CONSTELLATION SOFTWARE INC.

Notes to the Pro Forma Consolidated Statement of Income

(In thousands of U.S. dollars, except per share amounts and as otherwise indicated)

Year ended December 31, 2013

(Unaudited)

(c)

A decrease in the amortization of intangible assets expense of $6,852 to eliminate the amortization of internal development costs capitalized by TSS in prior periods. This adjustment was made as the fair value of these capitalized development costs was determined to be nil as part of the provisional acquisition accounting and therefore no associated amortization should be recognized in the period.

(d)

A decrease in the amortization of intangible assets expense of $6,539 to eliminate the amortization of intangible assets acquired by TSS in prior periods. This adjustment was made as the fair value of these acquired intangible assets is included in the estimated fair value of the acquired intangible assets determined as part of Constellation’s provisional acquisition accounting related to the acquisition of TSS.

(e)

An increase in the amortization of intangible assets expense of $42,686 to adjust for the estimated fair value of the acquired intangible assets determined as part of Constellation’s provisional acquisition accounting related to the acquisition of TSS. The intangible assets are expected to be amortized on a straight-line basis over an average of 8 years.

(f)	A decrease in TSS’ interest expense of $77 to reflect the fact that all of TSS’ outstanding debt was repaid as part of the acquisition of TSS by Constellation.

(g)

An increase in interest expense of $6,622 to reflect the impact of additional debt incurred by Constellation to finance the acquisition of TSS. The facility bears a variable interest rate and is due in full on December 27, 2014.

(h)	An increase in deferred income tax expense of $3,348 to reverse the taxable temporary differences associated with the amortization of intangible assets acquired by TSS in prior periods.

(i)

A decrease in future income tax expense of $10,672 to reflect the taxable temporary difference arising because the amortization of intangible assets expense related to the acquisition of TSS is not deductible for tax purposes.

5.	TSS – Statement of Income for the year ended December 31, 2013

TSS’ historical consolidated statement of income, which was presented using the nature approach to the presentation of expenses under IFRS, has been conformed to the presentation approach consistent with Constellation’s presentation format and policy.

6

CONSTELLATION SOFTWARE INC.

Notes to the Pro Forma Consolidated Statement of Income

(In thousands of U.S. dollars, except per share amounts and as otherwise indicated)

Year ended December 31, 2013

(Unaudited)

	Amounts in EUR 000’s	Amounts in USD 000’s
Revenue	175,893	233,496
Expenses
Staff	101,140	134,263
Hardware	94	125
Third party license, maintenance and professional services	24,703	32,793
Occupancy	4,142	5,498
Travel	1,718	2,281
Telecommunications	2,359	3,131
Supplies	1,547	2,054
Professional fees	6,681	8,869
Other, net	6,469	8,589
Depreciation	3,623	4,810
Amortization of intangible assets	10,088	13,391

	162,565	215,804
Foreign exchange loss (gain)	—	—
Equity in net (income) loss of equity investees	—	—
Finance costs	58	77

	(518)	(687)
Profit (loss) before income taxes	13,846	18,379
Current income tax expense (recovery)	2,533	3,362
Deferred income tax expense (recovery)	1,200	1,593

Income tax expense (recovery)	3,733	4,955

Net income (loss)	10,113	13,424

7